Exhibit 10.12

Master Retailer Agreement

This Master Retailer Agreement (this “Agreement”) is made effective as of January 1, 2014 (the “Effective Date”), by and between Serta, Inc., a Delaware corporation (“Vendor”), and Mattress Firm, Inc., a Delaware corporation (“Retailer”).

WHEREAS, Retailer is engaged in the retail sale of mattresses, bedding and related products through physical store locations and online (the “Business”); and

WHEREAS, Retailer desires to sell and offer for sale one or more of Vendor’s products which Vendor has agreed to permit Retailer to sell (collectively, the “Products”) in the operation of the Business;

In consideration of the mutual covenants and promises of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Authorized Retailer.  Subject to the terms and conditions of this Agreement, Vendor hereby appoints Retailer, and Retailer hereby accepts such appointment, as a non-exclusive authorized retailer of the Products for the term of this Agreement.

2.              Annual Merchandising Programs.  From time to time during the term of this Agreement, Vendor may agree to establish certain business development programs available to authorized retailers on an annual basis, including Retailer (each, an “Annual Merchandising Program”).  Vendor anticipates that these programs may be available in the future, although the terms of such programs may change over time in form and scope, or be eliminated depending on internal and external factors, all at Vendor’s discretion.  Participation in any such program is subject to Retailer’s compliance with the terms and conditions of this Agreement and the terms of any such Annual Merchandising Program.

3.              Products.

a.              From time to time during the term of this Agreement, Retailer may sell or offer for sale one or more of the Products at one or more physical store locations operated by Retailer or one or more websites operated by Retailer, subject to the Annual Merchandising Program.  Unless Retailer agreed otherwise in the Annual Merchandising Program, Retailer has no obligation to sell any specified amount of the Products or any obligation to offer the Products for sale in any store operated by Retailer.

b.              Retailer and Vendor shall mutually agree upon the Products available for sale through Retailer from time to time hereunder.  Unless Retailer agreed otherwise in the Annual Merchandising Program, Retailer shall have the right to reject for any reason any Product line proposed to be offered.

c.               From time to time and as agreed to in the Annual Merchandising Program, Retailer and Vendor may develop and identify Products that are to be sold exclusively through Retailer and not available for retail sale by any other person or entity, including Vendor or other authorized retailers of Vendor.

d.              Vendor reserves the right: (i) to change the design of or modify any Product; (ii) to discontinue any Product; and (iii) to add new and additional products to Retailer’s product lines, which products shall constitute Products for purposes of this Agreement.  Notwithstanding the foregoing, without prior written notice to Retailer, Vendor shall not modify any Product, including its contents, if such modification would render false or inaccurate any product description of such Product provided by Vendor to Retailer or any of Retailer’s consumers.

4.              Customers.  Retailer will not sell or ship Products to any person or entity other than retail consumers in the United States (end-users of the product); provided that the foregoing shall not prohibit Retailer from selling or shipping Products to hospitals, charities, shelters or government entities or participating in government programs in the United States; and further provided, that (i) Retailer assumes sole responsibility for Product compliance with all applicable federal, state and local laws, statutes, rules and regulations respecting the sale, distribution or use of mattresses sold or shipped to such non end-users; and (ii) Retailer acknowledges that Vendor’s limited manufacturer’s warranty does not apply to Products sold or shipped to such non end-users and is voided by such sale or shipment.

5.              Pricing.  Retailer shall purchase the Products from Vendor at the prices set forth in the applicable Annual Merchandising Program or a Price List (the “Prices”).  Such Prices may be increased during the term of an Annual Merchandising Program following 60 days’ prior written notice to Retailer from Vendor.  Vendor shall not control nor set the price at which any Product may be offered to customers of Retailer.

6.              Order Processing.  As needed from time to time, Retailer shall order Products from Vendor by delivering written notice to Vendor specifying (i) the type and quantity of Products ordered, (ii) the Retailer’s warehouse(s) or other location(s) acceptable to Vendor to which such Products shall be delivered and (iii) the requested date(s) of delivery of such Products (such notice is referred to as a “Product Order”).  If Vendor, in its sole discretion, accepts such Product Order, then Vendor shall deliver Products as directed in the Product Order and shall be responsible for arranging shipment of such Products unless otherwise requested by Retailer.  Risk and title of Products shall pass to Retailer upon delivery to Retailer’s warehouse(s) or other location(s) acceptable to Vendor. Vendor shall deliver Products within Vendor’s designated period of time after the Product Order placement unless otherwise agreed with Retailer in writing.

7.              Payment Terms.  Vendor shall invoice Retailer within five days after shipment of Products purchased by Retailer.  Retailer shall pay the amount set forth on such invoice, unless disputed in good faith, within 60 days after receipt thereof; provided that if

Retailer remits payment within 45 days after receipt of any such invoice, Retailer shall be entitled to permanently reduce the aggregate gross invoiced amount on such invoice by two percent. The parties acknowledge that the payment terms are “2%- 45 net 60 days”.

8.              Term; Termination.

a.              This Agreement will commence on the Effective Date and continue for a period of three years.

b.              Either party may terminate this Agreement or any Annual Merchandising Program established hereunder at any time upon 90 days written notice to the other party.  Additionally, either party may terminate this Agreement upon written notice in the event of a material breach by the other party, which such other party has failed to cure within 10 days of written notice thereof.

c.               Upon termination:

i.                  Retailer shall remit to Vendor all sums due and payable for the Products purchased by Retailer prior to the date of termination, as such amount may be offset by any outstanding merchandise credit memorandum;

ii.               Vendor shall remit to Retailer the balance of any outstanding merchandise credit memorandum in immediately available funds within 30 days of the date of termination;

iii.            Retailer shall promptly cease and desist use of all Vendor intellectual property and shall cease and desist holding itself out in any way as an authorized retailer of the Products, provided that, unless Vendor repurchases Retailer’s inventory of the Products (including floor samples and outlet products) at fair value (which in no case shall exceed the price Retailer paid for the Products) Retailer shall have the right to sell such Products and use Vendor’s intellectual property in connection therewith; and

iv.           Retailer shall make all reasonable effort to address all customer warranty claims initiated after the date of termination, and shall be solely responsible for all claims related to Product sold or shipped to non end-users pursuant to Section 4, above.

d.              Notwithstanding Section 8.c.iii, Retailer shall have the right at any time and from time to time after the termination of this Agreement to sell Products that are returned to Retailer, and Vendor grants to Retailer a limited, perpetual, royalty-free license to use Vendor’s trademarks specifically for such purpose, subject to the requirements of Section 14.f. and Vendor’s As-Is Policies, as may be promulgated and provided to Retailer from time to time.

9.              Subsidies /Co-op Advertising Allowance.

a.              In order to assist Retailer in the funding of advertising and marketing expenses related to the promotion of the Products, Vendor will, at the end of each calendar month accrue for co-operative advertising funds on Retailer’s behalf into internally held accounts an aggregate amount (the “Co-Op Funds”) equal to mutually agreed upon percentage of Retailer’s Net Purchases during such calendar month.  Such percentage shall be set forth in the applicable Annual Merchandising Program.  “Net Purchases” shall mean an amount equal to (a) the aggregate Prices for all Products (other than floor samples or other products not eligible for Co-op Funds pursuant to the Annual Merchandising Program) paid for by Retailer during such calendar month, less (b) any discounted portion of payments taken in accordance with Section 7 of this Agreement in respect of invoices paid during such calendar month, other discounts or rebates offered under the Annual Merchandising Program, and costs for third party or home delivery services, if any, less (c) the aggregate Price of all Products returned to Vendor during such calendar month in accordance with Section 14(c), less (d) invoices credits, and less (e) sales and like taxes to the extent such taxes are included in the Prices. Within 15 days after the end of each calendar month, Vendor will issue to Retailer a merchandise credit memorandum for Retailer’s Co-Op Funds accrued during the month.  At Retailer’s request, Vendor will provide supporting detail of the Dealer’s monthly Net Purchases of Products on which co-operative advertising funds are accrued.

b.              The designated credit memorandum may be applied by Retailer to offset future payments for purchases of Product.  If any portion of a credit memorandum remains available at the expiration of this Agreement, unless the parties agree to extend this Agreement or enter into a new Master Retailer Agreement, Vendor shall remit such unused portion of the credit memorandum to Retailer in immediately available funds within 30 days after the termination of this Agreement.

10.       New Store Funds from Mattress Vendors.

a.              If Retailer purchases mattresses from Vendor, for each new retail store opened by Retailer during the term of this Agreement at which Products are to be sold, Vendor will, within 10 days after Vendor’s receipt of Retailer’s initial floor sample order for such store, pay Retailer a mutually agreed upon amount as set forth in the applicable Annual Merchandising Program (a “New Store Incentive”) in the form of, in Retailer’s sole discretion, a merchandise credit memorandum, Store Support (defined below) or cash, or any combination of the foregoing.

b.              Notwithstanding the provisions of Sections 10.a. and 10.c., Vendor will not be obligated to pay Retailer a New Store Incentive for any store that is opened within a two mile radius of a store that had been closed by Retailer within the six months prior to the opening of the new store; provided that if Retailer opens more than one new store within such defined area during such six month period, Vendor shall be obligated to pay the New Store Incentives in respect of all such other new stores.  Additionally, Vendor shall not be obligated to pay Retailer a New Store Incentive for any new store at which Products are not initially sold.

c.               If Retailer obtains a new store by acquisition or assignment (each, an “Acquired Store”) and the prior owner or operator of such store offers Vendor’s products for retail sale at the time of such acquisition or assignment, Vendor shall not be obligated to pay Retailer a New Store Incentive for such store.  Vendor shall be obligated to pay Retailer a New Store Incentive for any other Acquired Store.

d.              If any new retail store is not opened within 90 days of the issuance of a New Store Incentive for such retail store, Retailer agrees to refund such New Store Incentive or, at Vendor’s discretion, Vendor will reduce subsequent credit memoranda by an amount equal to the New Store Incentive.

e.               In the event that, prior to the applicable NSF Accrual Date (as defined below), (i) this Agreement is terminated or expires, (ii) a new store for which Retailer received a New Store Incentive is closed or ceases to offer Products for sale for a consecutive three month period or (iii) an Acquired Store for which Retailer received an Acquired Store Incentive is closed or ceases to offer Products for sale for a consecutive three month period (each, a “Refund Triggering Event”), Retailer shall refund a pro-rated amount of all applicable New Store Incentive(s) or Acquired Store Incentive(s) based on the number of months between the Refund Triggering Event and the NSF Accrual Date.  Such amount will be paid to Vendor within 30 days of the Refund Triggering Event.  For purposes of this Agreement, “NSF Accrual Date” means the day that is 36 months after such New Store Incentive or Acquired Store Incentive was paid.

11.       [Intentionally Deleted.]

12.       Floor Sample Discounts.  Retailer may purchase Products to be used as floor samples at a mutually agreed upon discount off of the Prices (the “Discounted Prices”), as set forth in the applicable Annual Merchandising Program or Price List.  Notwithstanding the foregoing, Vendor may, in its sole discretion, determine that certain floor samples on Retailer’s retail floors should be changed, in which case the Discounted Prices will apply to such additional replacement samples.  Retailer shall specify in the Product Order for such Products that such Products will be used as floor samples.

13.       Volume Rebate Funds.  Vendor will accrue and award volume rebate funds to Retailer on an annual basis during the term of this Agreement as set forth in the applicable Annual Merchandising Program.  The volume rebates will be paid in the form of a merchandise credit memorandum within 30 days after the end of each calendar year, unless the Annual Merchandising Program states otherwise.

14.       Warranty; Return Allowance.

a.              Vendor hereby warrants to Retailer that all Products purchased by Retailer, whether for use as floor samples, for resale or otherwise, from Vendor shall be of good quality and free of defect in workmanship or material.  This warranty is in addition to any standard product warranty offered by Vendor to its customers.

b.              Each month, Vendor shall provide a credit to Retailer in a mutually agreed upon amount (the “Return Credit”), as set forth in the applicable Annual Merchandising Program, which Return Credit shall be the limit of Vendor’s responsibility for defective or returned Products except as set forth in Section 14(e).  Retailer shall be responsible for either issuing a refund to the customer or making a Product replacement otherwise agreed upon by Retailer and such customer.  The Return Credit shall be issued on a monthly basis within 30 calendar days after the end of the applicable month.  Except as set forth in Section 14(c), Vendor is not required to pick up or take back any defective or returned Products.

c.               Retailer has the right to reject factory defective Products or misdeliveries (including in respect of floor samples) at the point of receipt, and such returns will not count toward the Return Credit and will be taken back by Vendor.  Notwithstanding Section 14(b), upon mutual agreement, any Products exhibiting serial failures and any Products subject to company recalls (including for odor or yellowing) returned by Retailer from inventory will be excluded from the Return Credit, and will be taken back by Vendor.  In the case of Products rejected at the point of receipt or returned in connection with serial failures or company recalls, Retailer shall receive a merchandise credit memorandum in an amount equal to 100% of the Price paid by Retailer for such returned Products.

d.              Retailer has the right to immediately discontinue offering any Product for sale if the rate of return for such Product equals or exceeds an agreed upon percentage.  In such event, if the excessive return rate is due to a manufacturing defect, Vendor shall take back, at cost plus delivery charges, all inventory of such Product held by Retailer, including floor samples.

e.               Notwithstanding anything contained in this Agreement or any Annual Merchandising Program to the contrary:

i.                  In the event that Retailer determines Products are faulty, defective or not built to specifications (including component quality and specifications), Retailer shall notify Vendor in writing specifying its concerns.

ii.               Promptly following such written notice, Vendor and an unaffiliated third party mutually agreed upon by the parties shall inspect the identified Products and determine whether the identified Products meet Vendor’s specifications and quality standards.

iii.            If the Product is determined by the unaffiliated third party to be non-conforming, Vendor will either take back, at Vendor’s expense, all non-comforming Products in Retailer’s inventory or provide such other remedy as the parties may mutually agree upon. Retailer shall not be obligated to take any further delivery of such Product line.

f.                Retailer agrees to handle at its sole cost and expense all of its consumers’ warranty claims and be solely responsible for the clearance of all Products returned to Retailer (“Returned Products”).  Retailer further agrees: (i) to clearly and permanently denote the Returned Products as “used” and/or “as-is”; (ii) not to resell the Returned Products as new merchandise; (iii) not to commingle any Returned Products with any other new products unless all such products are properly sealed in plastic bags; (iv) not to resell to any end consumer any Returned Products which may contain a safety hazard or may pose a threat of harm to such end consumer; (v) to provide such cooperation as Vendor shall reasonably request; and (vi) to take reasonable steps to include in its wholesale used bedding contracts a provision prohibiting the resale of products displaying Vendor’s branding outside of the United States of America.  Retailer understands that it must, and represents to Vendor that it will, follow all applicable laws, rules and regulations in connection with the handling of the Returned Products and in the performance of its obligations hereunder.

15.       Brand Standards; Minimum Advertised Price.

a.              Retailer agrees to comply with any reasonable marketing or online advertisement requirements established by Vendor and applicable to all authorized retailers of the Products as well as any brand standards or other requirements or criteria relating to the display, marketing or sale techniques regarding the Products.  All such requirements and standards shall be identified in the applicable Annual Merchandising Program, or in such other materials as Vendor may issue to Retailer from time to time.

b.              Retailer will keep all displayed floor samples well-maintained and clean.

c.               Retailer will use the most current displays and point-of-sale materials provided by Vendor and in accordance with merchandising guidelines provided by Vendor.

d.              Retailer acknowledges that Vendor may have a Minimum Advertised Price (“MAP”) Policy in place, and, if so, the MAP Policy shall be referenced in the applicable Annual Merchandising Program and Vendor shall provide Retailer with a current copy of such MAP Policy, which may be amended from time to time.  Any amended policy will be provided to Retailer in writing in advance of its effectiveness.

16.       Product Details; Trademark License.

a.              For each Product, Vendor shall provide to Retailer a full description of the features and benefits of each such Product, a complete list of such Product’s specifications and a picture for display of such Product (“Approved Promotional Material”).  Retailer shall incorporate such Approved Promotional Material on the website(s) in connection with each Product offered online and, as applicable, into any print advertisement.

Retailer shall not materially alter any such Approved Promotional Material without Vendor’s prior written consent.

b.              Vendor may, from time to time, reasonably request changes or revisions to a website or any pages of a website that is controlled by Retailer and which references, depicts or describes the Products or Retailer’s relationship to

Vendor, which requested changes or revisions shall be considered by Retailer in good faith and, unless unreasonable, incorporated promptly in the applicable website.

c.               Vendor hereby grants to Retailer a non-exclusive, royalty-free license to use Vendor’s trademarks, trade names and Approved Promotional Materials in connection with the sale and promotion of Products in the United States of America during the term of this Agreement.

17.       Store Support.  From time to time, at Vendor’s cost (unless other terms are set forth in the Annual Merchandising Program), Vendor shall provide Retailer with the store support identified in the applicable Annual Merchandising Program, which may include promotional materials, “Comfort By Color” materials (including costs of colored foot protectors, pillow shams, headboards and graphic displays), display cases and other promotional materials as mutually agreed between Retailer and Vendor to assist with store operations, appearance and sale performance.

18.       Training.  Vendor shall provide Product training to Retailer’s sales associates prior to the roll-out of any new Products, as well as from time to time, as reasonably requested by Retailer, and in addition to routine interactions between Vendor and Retailer’s sales associates.

19.       Indemnification.

a.              Vendor shall defend, indemnify and hold harmless Retailer and its officers, directors, shareholders, members, partners and employees from and against any and all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature arising out of or relating to:

i.                  the authorized use by Retailer of Vendor’s intellectual property;

ii.               the use of Approved Promotional Materials provided by Vendor;

iii.            any material breach of this Agreement by Vendor; or

iv.           Product liability claims.

b.              Retailer shall defend, indemnify and hold harmless Vendor and its officers, directors, shareholders, members, partners, employees and agents from and against any and all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature arising out of or relating to:

i.                  Retailer’s unauthorized use of Vendor’s trademarks or other intellectual property, or Retailer’s use of promotional materials or advertisements that Vendor has not approved;

ii.               Sales to non end-users of the Products under Section 4;

iii.            customer warranty claims and any violations of Section 14(f);

iv.           Third-party claims arising out of incidents occurring on or about Retailer’s premises or associated with Retailer’s or Retailer’s agents’ delivery or inspection at end users premises;  or

v.              any material breach of this Agreement by Retailer.

20.       Expenses.  Except as otherwise expressly agreed herein, each party will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

21.       Relationship of the Parties.  Vendor and Retailer are independent contractors and neither shall represent itself as having any power to bind the other or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party to this agreement. Nothing contained in this Agreement shall be deemed to establish a relationship of principal and agent between Vendor and Retailer, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Vendor and Retailer as partners, or to create any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of any other party.

22.       Support of Mattress Firm Foundation.  From time to time, Retailer may request that and Vendor may agree to contribute a portion of the proceeds of Retailer’s Product purchases to the Mattress Firm Foundation, a Texas 501(c)(3) corporation.  In this case, such contribution shall be made directly to the Mattress Firm Foundation and not paid to Retailer.  The portion of such proceeds and any other donations that Vendor will make to the Mattress Firm Foundation shall be specified in the applicable Annual Merchandising Program.

23.       Representations and Warranties.  Each party hereby represents and warrants to the other party as follows:

a.              Such party is duly organized, validly exists and is in good standing under the laws of its jurisdiction of organization.

b.              Such party is authorized to execute and perform this Agreement and any applicable Annual Merchandising Program established hereunder.

c.               Such party has had the opportunity to retain independent counsel regarding its obligations and commitments hereunder.

d.              The performance of this Agreement or any Annual Merchandising Program established hereunder by such party will not conflict with or violate any material agreement, arrangement or commitment, whether written or oral, with any third party.

24.       Confidentiality.  During the term of this Agreement and for a period of three years after its expiration or termination, each party agrees to keep confidential and not to use or to disclose to any third party the terms of this Agreement and any Annual Merchandising

Program or Price Lists established hereunder, any sales information, documents, files, trademarks, contracts, drawings, data, computer programs, specifications, processes, designs, formulas, techniques, methods, creative ideas, inventions, confidential information, proprietary information and trade secrets concerning the products or services of the other party, and any other information which if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential.  Notwithstanding the foregoing, a party may disclose confidential information to the extent required by applicable law, securities regulation or subpoena and to its direct and indirect parents, subsidiaries and affiliates, and their respective officers and directors, legal and financial advisors, and as necessary in the context of a corporate transaction, provided that the recipient has acknowledged and agreed to be bound by this provision.

25.       Non-Solicitation.  Each party hereby covenants and agrees that during the term of this Agreement, and for a period of one year thereafter, the parties shall not directly or indirectly solicit, hire or otherwise retain or engage, whether as an employee, independent contractor or otherwise, any employee or other personnel of the other party without first gaining permission from the other party. If either party hires an employee from the other in violation of the previous sentence, the hiring party shall pay a fee of $10,000 to the other party.

26.       Notices.  All notices and other communications under this Agreement must be delivered in writing and shall be deemed to have been given when (i) delivered by hand or (ii) one (1) day after deposit thereof for overnight delivery with a nationally recognized overnight delivery service (receipt requested) to the appropriate address as set forth below (or to such other address as a party may designate by notice to the other parties) with a copy by electronic mail (which shall not constitute legal notice), to:

Retailer:	Mattress Firm, Inc.
5815 Gulf Freeway
Houston, Texas 77023
Telephone:	713-923-1090
Email:	merchandising@mattressfirm.com

Vendor:	Serta, Inc.
2600 Forbs Avenue
Hoffman Estates, IL 60192
Attention: Legal Department
Telephone:	847-645-0200
Email:	kmcguffey@sertasimmons.com

27.       Governing Law.  This Agreement shall be governed by the laws of the state of New York without giving effect to the conflicts of laws principles thereof.

28.       Arbitration.  Except as set forth in Section 29 below, any and all disputes between Retailer and Vendor, including any disputes related to this Agreement or the negotiation hereof, will be resolved by final and binding arbitration under the commercial arbitration rules of the American Arbitration Association.  If Vendor initiates an arbitration proceeding against Retailer, the proceedings will be held in the Houston, Texas.  If Retailer initiates an arbitration proceeding against Vendor, the proceeding will be held in Atlanta, Georgia.  The arbitration panel will consist of three (3) arbitrators, and Retailer and Vendor will request that at least one (1) arbitrator be an attorney familiar with dealer agreements.  Damages recoverable in any arbitration will be limited to actual damages proved, and neither party will be entitled to recover special, consequential, exemplary, punitive, or multiplied damages.  Neither Party may join any arbitration proceeding with an arbitration nor other action brought by any other person or entity. The decision arrived at by the arbitrators shall be final and binding and no appeal shall lie therefrom.  Judgment upon the award of the arbitrator may be entered in any court having jurisdiction.  Nothing contained in this Section 28 shall prevent either party from seeking a temporary and/or preliminary injunctive relief to enforce intellectual property rights or confidentiality obligations in a court of competent jurisdiction prior to an award on the merits by the arbitration panel.

29.       Litigation.  The following disputes will not be resolved through arbitration: (a) disputes that are related to or arise under the Lanham Act, as now or hereafter amended; (b) disputes that otherwise relate to the ownership or validity of a party’s intellectual property; (c) disputes that involve the enforcement of a party’s intellectual property rights; (d) disputes related to the unauthorized use or disclosure of Confidential Information; or (e) disputes related to a party’s payment of sums owed to the other party.  Any litigation pursuant to this section shall be litigated in the state or federal courts located in the State of New York to whose exclusive jurisdiction the parties hereby consent. For purposes of establishing jurisdiction in New York under this Agreement, each party hereby waives, to the fullest extent permitted by applicable law, any claim that:  (i) it is not personally subject to the jurisdiction of such court; (ii) it is immune from any legal process with respect to it or its property; and (iii) any such suit, action or proceeding is brought in an inconvenient forum.

30.       Amendment; Assignment.  Except as expressly set forth herein, this Agreement may be amended or modified only by written agreement signed by both parties.  Neither party may assign this Agreement without the prior written consent of the other party, except that Retailer may assign this Agreement to an affiliate without Vendor’s prior written consent.  The merger or change of control of Retailer or Vendor shall not constitute an assignment of this Agreement to the surviving entity or successor in violation of this Section 30.

31.       Counterparts.  This Agreement may be in executed in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed or delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

32.       Waiver.  No waiver of any term or condition of this Agreement shall be effective or binding unless such waiver is in writing and is signed by the waiving party, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties. Waiver by any party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

33.       Severability.  The provisions of this Agreement are fully severable and the invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

34.       Force Majeure.  Except in respect of payment obligations, no liability hereunder shall result to either party or any of their respective affiliates from delay in performance or non performance caused by circumstances beyond the control of such party or any of its affiliates, including, but not limited to: Acts of God or the public enemy, civil or military unrest, fire, flood, war, military action, civil disturbance, insurgency, acts of terrorism, civil commotion, governmental regulation, direction or request, accident, strike, labor trouble, shortage of or inability to obtain material, equipment or transportation, fuel shortage, smoke, or water damage.  Vendor or its affiliates may omit purchases or deliveries during the period of continuance of such circumstances in which case, accepted order quantities shall be reduced by the quantities so omitted; provided that Vendor or its affiliates are using commercially reasonable efforts to perform Vendor’s obligations hereunder.

35.       Entire Agreement.  This Agreement and the applicable Annual Merchandising Program then in effect, if any, constitutes the entire agreement between the parties and sets forth all of the representations, warranties, promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Serta, Inc.		Mattress Firm, Inc.

By:	/s/Michael Chambers	By:	/s/ Craig McAndrews
Name:	Michael Chambers	Name:	Craig McAndrews
Title:	National Account Sales Manager	Title:	EVP, Merchandising
Date:	March 25, 2014	Date:	March 25, 2014